Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-18321, 333-63403, 333-79791, 333-40064, 333-40066, 333-101110, and 333-118756, each of Nordstrom, Inc. and subsidiaries, of our report dated June 13, 2008, appearing in the Annual Report on Form 11-K of Nordstrom 401(k) Plan & Profit Sharing for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Seattle, WA
June 13, 2008